EXHIBIT 99.1

NEWS RELEASE


                  CENDANT CORPORATION COMPLETES ACQUISITION OF
                  JACKSON HEWITT INC. FOR $480 MILLION IN CASH


         Stamford, CT and Parsippany, NJ, January 8, 1998 - Cendant Corporation (NYSE: CD) announced today that it has acquired all remaining shares of Jackson Hewitt Inc. by means of a cash merger effective January 7, 1998, completing its previously disclosed acquisition of Jackson Hewitt for approximately $480 million in cash. Jackson Hewitt is the second largest tax preparation service system in the United States with locations in 41 states. The company franchises a system of approximately 2,050 offices that specialize in computerized preparation of federal and state individual income tax returns.

         Cendant Corporation is a global provider of consumer and business services, and operates in three principal segments: Membership, Travel and Real Estate Services. In Membership Services, Cendant provides access to travel, shopping, auto, dining and other services through more than 73 million memberships worldwide. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide, the premier provider of vacation exchange services and the second largest fleet management company. In Real Estate Services, Cendant is the world's premier franchisor of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation. A pioneer in interactive shopping, Cendant is a major online commerce facilitator, with more than $1 billion yearly sales through its netMarket(R) and other interactive services.